Exhibit 99.1

PRESS RELEASE

United Community Bancorp Announces Closing of Stock Offering

and Completion of Conversion Transaction

Lawrenceburg, Indiana –January 9, 2013 – United Community Bancorp (Nasdaq: “UCBA”) (the “Company”), the holding company for United Community Bank, announced today that it has completed the “second step” conversion of United Community MHC (the “MHC”) and the Company’s related stock offering, effective as of the close of business today. As a result of the closing of the conversion and offering, the Company, an Indiana-chartered corporation, is now the holding company for United Community Bank (the “Bank”) and both the MHC and the Bank’s former mid-tier holding company, also known as “United Community Bancorp,” have ceased to exist. The results of the stock offering were previously reported in the Company’s press release dated January 8, 2013.

President and Chief Executive Officer William F. Ritzmann said, “We appreciate the confidence that our existing and new shareholders have shown in us. We are committed to operating a strong community bank, meeting and exceeding our customers’ needs and expectations, supporting the communities we serve, and maintaining our focus on building shareholder value.”

Beginning on January 10, 2013, the shares of Company common stock will trade on the Nasdaq Global Market under the trading symbol UCBA.

Sandler O’Neill & Partners, L.P. acted as marketing agent for United Community Bancorp in connection with the offering. Kilpatrick Townsend & Stockton LLP acted as legal counsel to United Community Bancorp in connection with the offering.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. United Community Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

The shares of common stock of United Community Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822